Exhibit 99.1

Company Fully Repays Outstanding Convertible Debt and Avoids Dilution to Stockholders

LAS VEGAS, April 25, 2018 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) (the “Company,” “CV Sciences,” “our” or “we”) announced today that it has negotiated and prepaid the remaining balance due under its March 1, 2017 Convertible Promissory Note (the “Note”) in cash, thus avoiding the lender’s conversion of this amount under the terms of the Note.  The Note represented the last remaining convertible debt instrument outstanding.  The Company issued the Note on March 1, 2017 in the original principal amount of $770,000, which provided the Company the right to satisfy installment obligations in cash or by conversion of the installment amount into shares of our Common Stock at a price determined based upon the trading price of our stock during the period immediately prior to conversion.  On April 24, 2018, the Company made the final payment of principal and interest to the holder of the Note equal to $260,000, and the lender accepted this payment. As a result, the Company has no outstanding convertible debt.

“As we reported in our Form 10-K filed on March 29, 2018, we made three monthly $100,000 repayments on this convertible note during the first quarter of 2018.  We also made another $100,000 payment on the note on April 2, 2018.  This final payment and extinguishment of this note eliminates all of the Company’s remaining convertible debt.  This demonstrates our strong financial position as we advance both our consumer products and drug development business segments,” said Joseph Dowling, CFO of CV Sciences.  “By repaying this debt obligation in cash, and thus removing all convertible debt from our books, we have avoided further dilutive issuances to our lender.”

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in Las Vegas, Nevada and San Diego, California.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

CONTACT INFORMATION:

Robert Haag
Managing Director
IRTH Communications
CVSI@irthcommunications.com
866-976-4784